UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 27, 2009

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO     63141

(Address of Principal Executive Offices)                         (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement.

On March 27, 2009, several wholly-owned subsidiaries of the Company entered into the Second Amended and Restated Receivables Purchase Agreement with Mizuho Corporate Bank, LTD. as Agent and a Funding Agent, The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch, as a Funding Agent, and the Conduits and Committed Purchasers referred to therein (the “Amended Agreement”), which is attached to this filing as Exhibit 10.1. The Amended Agreement further amended and restated the First Amended and Restated Receivables Purchase Agreement between the same subsidiaries of the Company (as well as Playtex Products, Inc., another U.S. operating subsidiary of the Company, which has subsequently converted to a limited liability company), and the other parties to the Amended Agreement, entered into as of June 30, 2008.

Under the terms of the Amended Agreement and related documents (the “Program”), Energizer Battery, Inc., a U.S. operating subsidiary of the Company, routinely sells a pool of U.S. accounts receivable from the Company’s Household Products division, on a revolving basis, to Energizer Receivables Funding Corporation (“ERFC”), which is a bankruptcy-remote special purpose entity subsidiary of the Company. ERFC then sells undivided interests in the receivables to outside conduits which have committed, under certain circumstances, to purchase undivided interests in those receivables. The Funding Agents provide a liquidity facility to ERFC and commit to purchase undivided interests in the receivables from it if the outside conduits fail or refuse to do so. Prior to the latest amendment, Energizer Battery, Inc. and Playtex Products, Inc. similarly sold a pool of U.S. accounts receivable from the Company’s Personal Care division to ERFC for a similar sale of interests in those receivables.

However, as a result of an internal reorganization of the Company's subsidiaries, sales and distribution operations of the Personal Care division (which had been separately housed in Energizer Battery, Inc. and Playtex Products, Inc.), were consolidated into a new subsidiary, Energizer Personal Care, LLC, and as part of that consolidation, existing receivables generated by the Personal Care division were also transferred to the new subsidiary.  As a result, Personal Care receivables are no longer available to be sold by Energizer Battery, Inc. and Playtex Products, Inc. through ERFC (which reduced the funding available under the program by approximately $76 million), and the Amended Agreement was revised to provide that the Program only applies to receivables from the Household Products segment sold by Energizer Battery, Inc., (The maximum amount which may be advanced to ERFC at any one time under the Amended Agreement continues to be $200 million.) Certain additional revisions to the Amended Agreement were also made, including a change in the provisions relating to the funding rate for the receivables, which will further reduce the funding available by approximately $37 million. The purchase commitments under the Amended Agreement continue, as before, to expire on May 26, 2009, subject to extensions thereafter for successive periods of 364 days, subject to, among other conditions, the consent of the Committed Purchasers.  The Company is currently in Program renewal discussions, and as part thereof is discussing the proposed addition of Energizer Personal Care, LLC as a party to the Amended Agreement, in order to once again include Personal Care receivables in the Program.

    This summary does not purport to be complete, and is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.1 below. A more complete summary of the Program (as in effect prior to the amendments described above) may also be found in the Company’s Current Report on Form 8-K filed on July 3, 2008.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
Second Amended and Restated Receivables Purchase Agreement dated as of March 27, 2009 among Energizer Receivables Funding Corporation, as seller, Energizer Battery, Inc., as servicer, Mizuho Corporate Bank, LTD., as agent and a funding agent, The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch, as funding agent, and several conduits and committed purchasers party hereto from time to time.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: April 2, 2009

EXHIBIT INDEX

Exhibit No.

10.1                                Form of Amended Agreement